Exhibit 10.1

Neah Power Systems, Inc.

Board Cash Compensation

Retainer	$10,000

Board Meetings
Chairman	$15,000
Member	8,000

Audit Committee
Chairman	$6,000
Member	2,500

Compensation Committee
Chairman	$2,500
Member	1,500

Governance Committee
Chairman	$1,500
Member	400

Governance Committee
Member	$400

Cash compensation will accrue from the date the member joined the Board of Directors, but no earlier than June 1, 2009. Compensation will be pro-rated based on attendance at Board and committee meetings.

Cash Compensation is conditional upon the Company receiving cash of at least $1,500,000 either by direct outside investment from sales or licensing revenues.